TYSON FOODS REPORTS THIRD QUARTER FISCAL 2019 RESULTS
DELIVERS RECORD NINE MONTHS PREPARED FOODS AND BEEF OPERATING INCOME

Springdale, Arkansas – August 5, 2019 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	Third Quarter		Nine Months Ended
	2019	2018	2019	2018
Sales	$10,885	$10,051	$31,521	$30,053
Operating Income	781	797	2,223	2,213

Net Income	681	542	1,663	2,490
Less: Net Income Attributable to Noncontrolling Interests	5	1	10	3
Net Income Attributable to Tyson	$676	$541	$1,653	$2,487

Net Income Per Share Attributable to Tyson	$1.84	$1.47	$4.51	$6.72

Adjusted¹ Operating Income	$796	$811	$2,291	$2,446

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.47	$1.50	$4.25	$4.58
1 Adjusted operating income and adjusted net income per share attributable to Tyson, or Adjusted EPS, are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release. Adjusted net income per share attributable to Tyson guidance is provided on a non-GAAP basis because certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. A further explanation of providing non-GAAP guidance is included at the end of this release.
First Nine Months Highlights

•	GAAP EPS of $4.51, down 33% from record prior year (prior year included a one-time tax benefit of $2.71)

•	Adjusted EPS of $4.25, down 7% from record prior year

•	GAAP operating income of $2,223 million; Adjusted operating income of $2,291 million

•	Total Company GAAP operating margin of 7.1%; Adjusted operating margin of 7.3%

•	Record Prepared Foods GAAP operating margin of 11.8% and record Adjusted operating margin of 12.0%

•	Record Beef GAAP and Adjusted operating margins of 6.1%

•	Repurchased 3.4 million shares for $225 million
Third Quarter Highlights

•	GAAP EPS of $1.84, up 25% from prior year; Adjusted EPS of $1.47, down 2% from prior year

•	GAAP operating income of $781 million; Adjusted operating income of $796 million

•	Total Company GAAP operating margin of 7.2%; Adjusted operating margin of 7.3%
Guidance

•	Maintaining Adjusted[1] EPS guidance for fiscal 2019 of $5.75-$6.10
“Overall, third quarter earnings were in line with our expectations,” said Noel White, Tyson’s president and CEO. “Volume growth in our core retail lines continues to outpace other large food companies and the total food and beverage category, driven primarily by our new product innovation. Our Prepared Foods and Beef segments produced strong results in the quarter, while results in the Chicken segment were mixed, and the Pork segment was negatively affected by increased hog costs.
“The African Swine Fever outbreak continues to take its toll on hog supplies in Asia; however, we have not yet experienced significant benefits to our Pork, Chicken or Beef segments. Given the magnitude of the losses in China’s hog and pork supplies, the impending impact on global protein supply and demand fundamentals is likely to be a multi-year event.
“We are maintaining our guidance of adjusted earnings of $5.75-6.10 per share for fiscal 2019. With a strong export environment expected to continue into next year, we’re optimistic about the earnings potential for each of our segments in fiscal 2020.”

SEGMENT RESULTS (in millions)

Sales
(for the third quarter ended June 29, 2019, and June 30, 2018)
	Third Quarter				Nine Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2019	2018	Change	Change	2019	2018	Change	Change
Beef	$4,157	$3,993	1.8%	2.3%	$11,967	$11,560	1.3%	2.2%
Pork	1,323	1,197	3.1%	7.4%	3,674	3,745	0.1%	(2.0)%
Chicken	3,331	2,973	23.4%	(11.4)%	9,853	8,929	22.2%	(11.8)%
Prepared Foods	2,089	2,132	(7.4)%	5.4%	6,265	6,571	(10.1)%	5.4%
Other	356	75	196.0%	182.2%	776	245	90.6%	126.5%
Intersegment Sales	(371)	(319)	n/a	n/a	(1,014)	(997)	n/a	n/a
Total	$10,885	$10,051	11.8%	(3.5)%	$31,521	$30,053	8.8%	(3.9)%

Operating Income (Loss)
(for the third quarter ended June 29, 2019, and June 30, 2018)
	Third Quarter				Nine Months Ended
			Operating Margin				Operating Margin
	2019	2018	2019	2018	2019	2018	2019	2018
Beef	$270	$318	6.5%	8.0%	$731	$666	6.1%	5.8%
Pork	42	67	3.2%	5.6%	237	285	6.5%	7.6%
Chicken	230	189	6.9%	6.4%	531	692	5.4%	7.8%
Prepared Foods	229	238	11.0%	11.2%	739	613	11.8%	9.3%
Other	10	(15)	n/a	n/a	(15)	(43)	n/a	n/a
Total	$781	$797	7.2%	7.9%	$2,223	$2,213	7.1%	7.4%
Note: On June 3, 2019, we acquired the Thai and European operations of BRF S.A. The post-acquisition results from operations of these businesses are included in Other for segment presentation. On November 30, 2018, we acquired Keystone Foods. The post-acquisition results from operations of this business are included in our Chicken segment for Keystone's domestic operations and results for operations of Keystone's International business are included in Other for segment presentation. In fiscal 2018, we acquired Tecumseh Poultry, LLC and American Proteins, Inc. The post-acquisition results from operations of these businesses are included in our Chicken segment. In fiscal 2018, we also completed the sale of four non-protein businesses as part of our strategic focus on protein brands. All of these businesses were part of our Prepared Foods segment and included Sara Lee® Frozen Bakery, Kettle, Van’s®, and TNT Crust. Additionally, in the first quarter of fiscal 2019, we adopted a new defined benefit and other postretirement accounting standard that required retrospective adjustment of prior periods. Accordingly, total Company and Prepared Foods operating income and adjusted operating income for the third quarter and nine months of fiscal 2019 were reduced by $5 million and $14 million, respectively.

Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss) (Non-GAAP)
(for the third quarter ended June 29, 2019, and June 30, 2018)
	Third Quarter				Nine Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2019	2018	2019	2018	2019	2018	2019	2018
Beef	$271	$319	6.5%	8.0%	$732	$696	6.1%	6.0%
Pork	42	67	3.2%	5.6%	237	298	6.5%	8.0%
Chicken	237	196	7.1%	6.6%	560	765	5.7%	8.6%
Prepared Foods	236	244	11.3%	11.4%	753	730	12.0%	11.1%
Other	10	(15)	n/a	n/a	9	(43)	n/a	n/a
Total	$796	$811	7.3%	8.1%	$2,291	$2,446	7.3%	8.1%
Note: Adjusted operating income is a non-GAAP financial measure and is explained and reconciled to a comparable GAAP measure at the end of this release.

Adjusted operating income and adjusted operating margin are presented as supplementary measures in the evaluation of our business that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as substitutes for operating income, operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

Summary of Segment Results

•
Beef - Sales volume increased for the third quarter and first nine months of fiscal 2019 due to improved availability of cattle supply and stronger demand for our beef products. Average sales price increased for the third quarter and first nine months of fiscal 2019 as demand for our beef products remained strong. Operating income decreased for the third quarter of fiscal 2019 from record results in fiscal 2018 associated with higher fed cattle costs as well as increased operating and labor costs. Operating income increased for the first nine months of fiscal 2019 as we continued to maximize our revenues relative to live fed cattle costs, partially offset by increased operating and labor costs.

•
Pork - Sales volume increased for the third quarter of fiscal 2019 due to increased domestic availability of live hogs. Average sales price decreased for the first nine months of fiscal 2019 associated with excess supply, partially offset by increased average sales price in the third quarter of fiscal 2019 as live hog costs increased. Operating income decreased for the third quarter and first nine months of fiscal 2019 due to periods of compressed pork margins caused by excess domestic availability of pork and increased hog costs in the third quarter of fiscal 2019.

•
Chicken - Sales volume increased for the third quarter and first nine months of fiscal 2019 primarily due to incremental volume from business acquisitions. Average sales price decreased for the third quarter and first nine months of fiscal 2019 due to sales mix primarily associated with the acquisition of a poultry rendering and blending business in the fourth quarter of fiscal 2018. Operating income decreased for the first nine months of fiscal 2019 due to increased operating costs and market conditions, partially offset by increased results in the third quarter of fiscal 2019 which was impacted by lower feed ingredient costs including hedging results.

•
Prepared Foods - Sales volume decreased for the third quarter and first nine months of fiscal 2019 primarily from business divestitures. Average sales price increased for the third quarter and first nine months of fiscal 2019 due to product mix which was positively impacted by business divestitures, while pricing increases in our ongoing business from the pass through of raw material costs also contributed to the increase in average sales price for the third quarter of fiscal 2019. Operating income was relatively flat for the third quarter of fiscal 2019 as compared to the third quarter of fiscal 2018 despite increased raw material costs. Operating income increased for the first nine months of fiscal 2019 due to strong demand for our products and improved product mix, partially offset by increased operating costs. Additionally, operating income was impacted in the first nine months of fiscal 2018 by a $79 million impairment, net of realized gain, associated with the divestiture of non-protein businesses.

Outlook
For fiscal 2020, USDA indicates domestic protein production (beef, pork, chicken and turkey) should increase approximately 2% from fiscal 2019 levels, but we expect export markets should absorb the increased production. The following is a summary of the outlook for each of our segments, as well as an outlook for sales, capital expenditures, net interest expense, liquidity and tax rate for the remainder of fiscal 2019 and fiscal 2020. As our accounting cycle results in a 53-week year in fiscal 2020 as compared to a 52-week year in fiscal 2019, the fiscal 2020 outlook is based on a comparable 52-week year.

Adjusted operating margin guidance is provided below on a non-GAAP basis2.

•
Keystone Acquisition – On November 30, 2018, we completed the acquisition of Keystone Foods business ("Keystone”) from Marfrig Global Foods for $2.3 billion in cash, subject to certain adjustments. The acquisition of Keystone, a major supplier to the growing global foodservice industry, is a furtherance of our growth strategy and expansion of our value-added protein capabilities. The results from domestic operations of this business are included in our Chicken segment and results from its international operations are included in Other for segment presentation.

•
Thai and European Operations Acquisition – On June 3, 2019, we acquired the Thai and European operations of BRF S.A. ("the Thai and European operations") for $341 million, net of cash acquired, subject to certain adjustments. The purchase included four processing facilities located in Thailand and one processing facility each located in the United Kingdom and the Netherlands. This acquisition builds on our growth strategy to expand offerings of value-added protein in global markets. The results of these operations are included in Other for segment presentation.

•
Sales – We expect fiscal 2019 sales to grow to approximately $43 billion due to volume growth and mix, as well as the impact of the Keystone and Thai and European operations acquisitions. For fiscal 2020, we expect sales to grow approximately 6-7% to around $45-46 billion as we grow our value added businesses and realize the full year impact of the fiscal 2019 acquisitions, as well as the pricing impact from the pass through of expected increases in input costs.

•
Beef – We expect industry fed cattle supplies to increase approximately 2% in fiscal 2020 as compared to fiscal 2019. We expect ample supplies in regions where we operate our plants. We believe our Beef segment's adjusted operating margin will be approximately 7% in fiscal 2019 with similar or better results in fiscal 2020.

•
Pork – We expect industry hog supplies to increase approximately 2-3% in fiscal 2020 as compared to fiscal 2019. Additionally, we expect increased livestock costs in fiscal 2020 as compared to fiscal 2019. We believe our Pork segment's adjusted operating margin should exceed 6% in fiscal 2019 with similar or better results in fiscal 2020.

•
Chicken – USDA projects a less than 1% increase in chicken production in fiscal 2020 as compared to fiscal 2019. We believe our Chicken segment's adjusted operating margin will be around 6% in fiscal 2019 with improved results in fiscal 2020.

•
Prepared Foods – We expect raw material costs to rise in fiscal 2020 as compared to fiscal 2019, but we expect to recover the increased raw material costs through pricing. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. We believe our Prepared Foods segment's adjusted operating margin will be near 12% in fiscal 2019, with similar or better results in fiscal 2020, assuming current expectations for raw material costs.

•
Other – Other includes the Keystone international operations, the Thai and European operations, our foreign operations in China, third-party merger and integration costs and corporate overhead related to Tyson New Ventures, LLC. We expect improved results in fiscal 2020 from substantial improvement in our legacy foreign operations as well as the impact of a full year from the acquisitions of Keystone international and the Thai and European operations.

•
Capital Expenditures – For fiscal 2019, we expect capital expenditures to be approximately $1.3 billion with a similar amount expected in fiscal 2020. Capital expenditures will include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that will result in production and labor efficiencies, yield improvements and sales channel flexibility.

•	Net Interest Expense – We expect net interest expense to approximate $450 million for fiscal 2019 and fiscal 2020.

•	Liquidity – We expect total liquidity, which was approximately $1.5 billion at June 29, 2019, to remain above our minimum liquidity target of $1.0 billion.

•	Tax Rate – We expect our adjusted effective tax rate to approximate 21% in fiscal 2019 and to be approximately 23-24% in fiscal 2020.

2The Company is not able to reconcile its full-year fiscal 2019 and 2020 adjusted operating margin guidance to its full-year fiscal 2019 and fiscal 2020 projected GAAP operating margin guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort. Adjusted operating margin should not be considered a substitute for operating margin or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Sales	$10,885	$10,051	$31,521	$30,053
Cost of Sales	9,549	8,752	27,638	26,296
Gross Profit	1,336	1,299	3,883	3,757

Selling, General and Administrative	555	502	1,660	1,544
Operating Income	781	797	2,223	2,213
Other (Income) Expense:
Interest income	(2)	(2)	(9)	(6)
Interest expense	121	89	339	263
Other, net	(62)	(13)	(72)	(32)
Total Other (Income) Expense	57	74	258	225
Income before Income Taxes	724	723	1,965	1,988
Income Tax Expense (Benefit)	43	181	302	(502)
Net Income	681	542	1,663	2,490
Less: Net Income Attributable to Noncontrolling Interests	5	1	10	3
Net Income Attributable to Tyson	$676	$541	$1,653	$2,487
Weighted Average Shares Outstanding:
Class A Basic	293	295	293	296
Class B Basic	70	70	70	70
Diluted	367	369	366	370
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.90	$1.52	$4.64	$6.94
Class B Basic	$1.71	$1.37	$4.17	$6.24
Diluted	$1.84	$1.47	$4.51	$6.72
Dividends Declared Per Share:
Class A	$0.375	$0.300	$1.200	$0.975
Class B	$0.338	$0.270	$1.081	$0.878

Sales Growth	8.3%		4.9%
Margins: (Percent of Sales)
Gross Profit	12.3%	12.9%	12.3%	12.5%
Operating Income	7.2%	7.9%	7.1%	7.4%
Net Income Attributable to Tyson	6.3%	5.4%	5.3%	8.3%
Effective Tax Rate	6.0%	25.0%	15.4%	(25.3)%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 29, 2019	September 29, 2018
Assets
Current Assets:
Cash and cash equivalents	$406	$270
Accounts receivable, net	2,452	1,723
Inventories	4,149	3,513
Other current assets	426	182
Total Current Assets	7,433	5,688
Net Property, Plant and Equipment	7,271	6,169
Goodwill	10,944	9,739
Intangible Assets, net	7,206	6,759
Other Assets	811	754
Total Assets	$33,665	$29,109

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$2,125	$1,911
Accounts payable	1,958	1,694
Other current liabilities	1,514	1,426
Total Current Liabilities	5,597	5,031
Long-Term Debt	10,461	7,962
Deferred Income Taxes	2,338	2,107
Other Liabilities	1,128	1,198

Total Tyson Shareholders’ Equity	13,928	12,803
Noncontrolling Interests	213	8
Total Shareholders’ Equity	14,141	12,811

Total Liabilities and Shareholders’ Equity	$33,665	$29,109

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	June 29, 2019	June 30, 2018
Cash Flows From Operating Activities:
Net income	$1,663	$2,490
Depreciation and amortization	809	697
Deferred income taxes	43	(920)
Other, net	41	160
Net changes in operating assets and liabilities	(1,021)	(503)
Cash Provided by Operating Activities	1,535	1,924

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(971)	(887)
Purchases of marketable securities	(47)	(28)
Proceeds from sale of marketable securities	46	27
Acquisitions, net of cash acquired	(2,461)	(608)
Proceeds from sale of business	—	125
Other, net	98	(52)
Cash Used for Investing Activities	(3,335)	(1,423)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	4,619	250
Payments on debt	(2,179)	(554)
Borrowings on revolving credit facility	335	1,755
Payments on revolving credit facility	(335)	(1,725)
Proceeds from issuance of commercial paper	13,060	16,549
Repayments of commercial paper	(12,970)	(16,327)
Purchases of Tyson Class A common stock	(225)	(367)
Dividends	(403)	(324)
Stock options exercised	60	97
Other, net	(30)	(1)
Cash Provided by (Used for) Financing Activities	1,932	(647)
Effect of Exchange Rate Changes on Cash	4	(2)
Increase (Decrease) in Cash and Cash Equivalents	136	(148)
Cash and Cash Equivalents at Beginning of Year	270	318
Cash and Cash Equivalents at End of Period	$406	$170

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended	Twelve Months Ended
	June 29, 2019	June 30, 2018	September 29, 2018	June 29, 2019

Net income	$1,663	$2,490	$3,027	$2,200
Less: Interest income	(9)	(6)	(7)	(10)
Add: Interest expense	339	263	350	426
Add: Income tax expense (benefit)	302	(502)	(282)	522
Add: Depreciation	600	537	723	786
Add: Amortization (a)	201	153	210	258
EBITDA	$3,096	$2,935	$4,021	$4,182

Adjustments to EBITDA:
Add: One-time cash bonus to frontline employees	$—	$109	$109	$—
Add: Keystone purchase accounting and acquisition related costs (b)	37	—	—	37
Add: Impairments net of realized gain associated with the divestiture of non-protein businesses (c)	—	79	68	(11)
Add: Restructuring and related charges	31	45	59	45
Less: Gain on sale of investment	(55)	—	—	(55)
Total Adjusted EBITDA	$3,109	$3,168	$4,257	$4,198

Total gross debt			$9,873	$12,586
Less: Cash and cash equivalents			(270)	(406)
Less: Short-term investments			(1)	(1)
Total net debt			$9,602	$12,179

Ratio Calculations:
Gross debt/EBITDA			2.5x	3.0x
Net debt/EBITDA			2.4x	2.9x

Gross debt/Adjusted EBITDA			2.3x	3.0x
Net debt/Adjusted EBITDA			2.3x	2.9x

(a)
Excludes the amortization of debt issuance and debt discount expense of $8 million and $7 million for the nine months ended June 29, 2019, and June 30, 2018, respectively, $10 million for the fiscal year ended September 29, 2018, and $11 million for the twelve months ended June 29, 2019, as it is included in interest expense.

(b)	Keystone acquisition and integration costs for the fiscal year 2019 included $11 million of purchase accounting adjustments and $26 million acquisition related costs.

(c)
The fiscal year ended September 29, 2018 included $101 million of impairments net of $33 million realized gains associated with the divestitures of non-protein businesses. The adjustment for the nine months ended June 30, 2018 included $101 million of impairments related to the expected sale of a non-protein business net of a $22 million realized gain associated with the sale of a non-protein business.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Third Quarter				Nine Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2019	2018	2019	2018	2019	2018	2019	2018

Reported net income per share attributable to Tyson			$1.84	$1.47			$4.51	$6.72

Add: Restructuring and related charges	$15	$14	0.03	0.03	$31	$45	0.06	0.09

Less: Gain on sale of investment	$(55)	$—	(0.11)	—	$(55)	$—	(0.11)	—

Less: Recognition of previously unrecognized tax benefit	$—	$—	(0.29)	—	$—	$—	(0.29)	—

Add: Keystone purchase accounting and acquisition related costs (a)	$—	$—	—	—	$37	$—	0.08	—

Add: Impairment net of a realized gain associated with the divestiture of non-protein businesses (b)	$—	$—	—	—	$—	$79	—	0.26

Add: One-time cash bonus to frontline employees	$—	$—	—	—	$—	$109	—	0.22

Less: Tax benefit from remeasurement of net deferred tax liabilities at lower enacted tax rates	$—	$—	—	—	$—	$—	—	(2.71)

Adjusted net income per share attributable to Tyson			$1.47	$1.50			$4.25	$4.58

(a)
Keystone purchase accounting and acquisition related costs for the nine months of fiscal 2019 included an $11 million purchase accounting adjustment for the fair value step-up of inventory and $26 million of acquisition related costs.

(b)
EPS impact for the nine months of fiscal 2018 included $101 million of impairments related to the expected sale of a non-protein business net of a $22 million realized gain associated with the sale of a non-protein business, which combined on an after-tax basis resulted in a $0.26 impact to EPS.

Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

Adjusted EPS guidance is provided on a non-GAAP basis. The Company is not able to reconcile its full-year fiscal 2019 Adjusted EPS guidance to its full-year fiscal 2019 projected GAAP EPS guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the third quarter ended June 29, 2019)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$270	$42	$230	$229	$10	$781
Add: Restructuring and related charges	1	—	7	7	—	15
Adjusted operating income (loss)	$271	$42	$237	$236	$10	$796

Adjusted Operating Income (Loss)
(for the third quarter ended June 30, 2018)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$318	$67	$189	$238	$(15)	$797
Add: Restructuring and related charges	1	—	7	6	—	14
Adjusted operating income (loss)	$319	$67	$196	$244	$(15)	$811

Adjusted Operating Income (Loss)
(for the nine months ended June 29, 2019)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$731	$237	$531	$739	$(15)	$2,223
Add: Restructuring and related charges	1	—	16	14	—	31
Add: Keystone purchase accounting and acquisition related costs	—	—	13	—	24	37
Adjusted operating income (loss)	$732	$237	$560	$753	$9	$2,291

Adjusted Operating Income (Loss)
(for the nine months ended June 30, 2018)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$666	$285	$692	$613	$(43)	$2,213
Add: One-time cash bonus to frontline employees	27	12	51	19	—	109
Add: Restructuring and related charges	3	1	22	19	—	45
Add: Impairment net of a realized gain associated with the divestitures of non-protein businesses	—	—	—	79	—	79
Adjusted operating income (loss)	$696	$298	$765	$730	$(43)	$2,446

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had 121,000 team members at September 29, 2018. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, August 5, 2019. We encourage participants to pre-register for the conference call using the following link: http://dpregister.com/10133550. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call has started. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589.
To listen to the live webcast, an archived replay or to view the accompanying slides, go to the company’s investor website at http://ir.tyson.com. The webcast also can be accessed by using the direct link https://event.on24.com/wcc/r/2017327/B3214DA014276A47577E85363EEB0912. A telephone replay of the call will be available until September 5, 2019, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10133550. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.
To download Tyson Foods’ free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.
Forward-Looking Statements
Certain information in this report constitutes forward-looking statements. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2019, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for processed products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (iv) the integration of acquisitions; (v) the effectiveness of our financial fitness program; (vi) the implementation of an enterprise resource planning system; (vii) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) effectiveness of advertising and marketing programs; (xii) our ability to leverage brand value propositions; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) adverse results from litigation; (xvii) cyber incidents, security breaches or other disruptions of our information technology systems; (xviii) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xix) risks associated with our commodity purchasing activities; (xx) the effect of, or changes in, general economic conditions; (xxi) significant marketing plan changes by large customers or loss of one or more large customers; (xxii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xxiii) failure to maximize or assert our intellectual property rights; (xxiv) our participation in a multiemployer pension plan; (xxv) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (xxvi) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxvii) volatility in capital markets or interest rates; (xxviii) risks associated with our failure to integrate Keystone Foods’ operations or to realize the targeted cost savings, revenues and other benefits of the acquisition; and (xxix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended September 29, 2018.

Media Contact: Gary Mickelson, 479-290-6111 Investor Contact: Jon Kathol, 479-290-4235	Source: Tyson Foods, Inc. Category: IR, Newsroom